UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/28/2013

Pegasystems Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  1-11859

Massachusetts	04-2787865
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Rogers Street, Cambridge, Massachusetts 02142

(Address of principal executive offices, including zip code)

617-374-9600

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 28, 2013, Pegasystems Inc. (the "Company") executed an offer letter with Rafeal E. Brown, age 45, for his appointment as the Company's Chief Administrative Officer, Chief Financial Officer and Senior Vice President, effective October 7, 2013.

Mr. Brown's offer letter specifies the details of his compensation and provides for his employment on an "at-will" basis at an annual base salary of $380,000. Mr. Brown is eligible for an annual bonus of up to 50% of his base salary, subject to the funding provisions of the applicable bonus plan. Mr. Brown is also eligible to receive a $250,000 sign-on/relocation bonus, which is repayable to the Company in the event of a voluntary termination within twelve months from his date of hire. In the event the Company terminates Mr. Brown's employment without cause, he is eligible to receive a severance payment equal to six months of his base salary.

The Company will also provide Mr. Brown with an equity grant of stock options and restricted stock units, for which the Company will incur a $2,000,000 expense. The grant is subject to approval by the Company's Compensation Committee following the commencement of Mr. Brown's employment. The equity grant will vest twenty percent on its one year anniversary date, and, thereafter, the remainder will vest in equal quarterly installments over a four-year period. The vesting schedule for the equity grant is subject to acceleration in full, in the event of a change in control and termination of Mr. Brown's employment.

A copy of Mr. Brown's offer letter is attached hereto as Exhibit 99.1.

Item 7.01.    Regulation FD Disclosure

On September 3, 2013, the Company issued a press release announcing the appointment of Mr. Brown as its Chief Administrative Officer, Chief Financial Officer and Senior Vice President, effective October 7, 2013.

A copy of the Company's press release is attached hereto as Exhibit 99.2.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: September 4, 2013	By:	/s/ Janet Mesrobian
Janet Mesrobian
Associate General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Offer Letter between Pegasystems Inc. and Rafeal E. Brown dated August 28, 2013
EX-99.2	Press Release Issued September 3, 2013